Contact: James G. Fox
Chief Financial Officer
703-478-5930
Email: jfox@fairchild.com

FAIRCHILD REPORTS RESULTS FOR THE QUARTER ENDED MARCH 31, 2006.

McLean, Virginia (May 5, 2006) - The Fairchild Corporation (NYSE: FA), reported today $12.1 million, or $0.48 per share, of a net loss for the quarter ended March 31, 2006, as compared to a net loss of $3.9 million, or $0.15 per share, for the quarter ended March 31, 2005. The results for the three months ended March 31, 2005, included investment income of $5.8 million and a $2.7 million increase in the fair market value of an interest rate contract.

Overall revenues decreased by $16.9 million, or 21.1%, in the second quarter of fiscal 2006, as compared to the second quarter of fiscal 2005. The three months ended March 31, 2006, included revenues of $43.3 million at the Company’s sports & leisure segment, which was $13.1 million less than the prior period. The difference was due primarily to a $5.8 million decline in business at IFW and $4.8 million from a stronger Dollar as compared to the Euro in the current period. Weather in Europe was unusually harsh in March. Revenues decreased by $3.9 million at the Company’s aerospace segment, due primarily to the delivery of large orders in the three months ended March 31, 2005. The results for the Company’s three and six months ended March 31, 2006 and March 31, 2005, are included in the attached table.

The Company’s sports & leisure business is seasonal, with historic trends of higher volumes of sales and profits during months from March through September.

About The Fairchild Corporation

The business of Fairchild consists of three segments: sports & leisure, aerospace, and real estate operations. Fairchild's sports and leisure segment, known as Fairchild Sports, is comprised of Hein Gericke, PoloExpress and Intersport Fashions West. Fairchild Sports designs and sells motorcycle protective apparel, helmets, and a large selection of technical accessories, for motorcyclists. Together, Hein Gericke and PoloExpress operate 233 retail shops in Germany, the United Kingdom, Austria, Belgium, France, Italy, Luxembourg, the Netherlands, and Switzerland. Intersport Fashions West, located in Tustin, California, is a designer and distributor of motorcycle protective apparel. Fairchild's aerospace segment is engaged in the aerospace distribution business which stocks and distributes a wide variety of parts to operators and aerospace companies providing aircraft parts and services to customers worldwide. Fairchild's real estate operations segment owns and operates a shopping center located in Farmingdale, New York, which is under contract of sale. Additional information is available on The Fairchild Corporation web site (www.fairchild.com).

This news release may contain forward looking statements within the meaning of Section 27-A of the Securities Act of 1933, as amended, and Section 21-E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those set forth in the forward-looking statements, as a result of the risks associated with the Company’s business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.

THE FAIRCHILD CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended

REVENUE:	03/31/06	03/31/05	03/31/06	03/31/05

Net sales	$62,727	$79,697	$114,038	$144,049
Rental revenue	237	137	475	275

	62,964	79,834	114,513	144,324
COSTS AND EXPENSES:
Cost of goods sold	38,976	49,869	71,064	92,425
Cost of rental revenue	51	41	107	84
Selling, general & administrative	34,497	35,853	62,570	68,495
Pension & Postretirement	928	1,709	1,856	2,969
Other (income) expense, net	(712)	441	(1,285)	(1,307)
Amortization of intangibles	129	144	257	287

	73,869	88,057	134,569	162,953

OPERATING LOSS	(10,905)	(8,223)	(20,056)	(18,629)

Interest expense	(1,851)	(4,100)	(4,923)	(7,604)
Interest income	584	567	905	904

Net interest expense	(1,267)	(3,533)	(4,018)	(6,700)
Investment income	389	5,751	1,317	5,881
Increase in fair market value of interest rate contract	-	2,659	836	4,334

Loss from continuing operations before taxes	(11,783)	(3,346)	(21,921)	(15,114)
Income tax provision	(22)	(84)	(87)	(153)
Equity in loss of affiliates, net	(957)	-	(999)	(200)

Loss from continuing operations	(12,762)	(3,430)	(23,007)	(15,467)
Earnings (loss) from discontinued operations, net	637	(470)	266	(30)
Gain on disposal of discontinued operations, net	-	-	12,500	12,500

NET LOSS	$(12,125)	$(3,900)	$(10,241)	$(2,997)

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE:
Loss from continuing operations	$(0.51)	$(0.14)	$(0.91)	$(0.62)
Earnings (loss) from discontinued operations, net	0.03	(0.01)	0.01	-
Gain on disposal of discontinued operations, net	-	-	0.50	0.50

NET LOSS	$(0.48)	$(0.15)	$(0.40)	$(0.12)

Basic and diluted weighted average shares outstanding:	25,226	25,193	25,226	25,191

Revenues
Sports & Leisure Segment	$43,316	$56,398	$77,745	$99,513
Aerospace Segment	19,411	23,299	36,293	44,536
Real Estate Operations Segment	258	258	518	518
Intercompany Eliminations	(21)	(121)	(43)	(243)

Total	$62,964	$79,834	$114,513	$144,324

Operating Income (Loss)
Sports & Leisure Segment	$(6,550)	$(2,812)	$(13,650)	$(8,329)
Aerospace Segment	1,231	1,977	1,798	3,393
Real Estate Operations Segment	57	116	196	255
Corporate and Other	$(5,643)	$(7,504)	$(8,400)	$(13,948)

Total	$(10,905)	$(8,223)	$(20,056)	$(18,629)